HANGER ORTHOPEDIC GROUP, INC.
                                  EXHIBIT 11
                     COMPUTATION OF NET INCOME PER SHARE
              FOR THE THREE MONTHS ENDED June 30, 1995 and 1994


                                             1995           1994
                                             ----           ----

Net income                              $   646,586    $   657,320

Less:
  Dividends declared                         (5,381)        (4,920)
                                        ------------   ------------
    Total                                   651,939        641,666


Divided by:
  Weighted average number of shares
     outstanding                          8,290,544      8,313,440
                                        ------------   ------------

Net income (loss) per share                     .08            .08


               FOR THE SIX MONTHS ENDED June 30, 1995 and 1994

                                             1995           1994
                                             ----           ----

Net income                                  901,520        111,633

Less:
  Dividends declared                        (10,643)        (9,730)
                                        ------------   ------------
    Total                               $   890,877    $   101,903

Divided by:
  Weighted average number of shares
     outstanding                          8,290,544      8,313,079
                                        ------------   ------------

Net income per share                    $       .11            .01